Exhibit 19

Insider Trading Policy

1.	Introduction and Purpose

This Policy outlines the guidelines with respect to transactions in the securities of United Bankshares, Inc. (“UBSI”) and the handling of confidential information about UBSI. Rule 10b-5 of the Securities Exchange Act of 1934 (“the Exchange Act”) makes it illegal for any person to make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or to use any measure or engage in any act, practice, or course of business which operates as a fraud or deceit upon any person, in connection with the purchase or sale of any security. UBSI’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, State and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i)engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2.	Scope

This Policy applies to all directors, officers, and employees of UBSI, its affiliates, and subsidiaries. UBSI may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members living with a person covered by the Policy, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

3.	Roles and Responsibilities

UBSI’s Treasury Department is responsible for the maintenance and administration of this Policy. All determinations and interpretations by the UBSI Treasury Department shall be final and not subject to further review. Any necessary edits or renewals of this Policy are as needed.

4.	Policy

4.1	General Policy

All insiders of UBSI and its subsidiaries (as defined below), are prohibited from buying, selling and advising (tipping) others who may buy or sell UBSI Securities, when such persons are in possession of material, nonpublic information regarding UBSI. Notwithstanding the foregoing prohibition, insiders may purchase or sell UBSI Securities if the purchase or sale is made in compliance with an Approved Rule 10b5-1 plan (as further described under heading “Approved Rule 10b5-1 Plans” in Section 5.1 (c) below) or is an intra-company transaction made in compliance with state and federal securities laws.

In addition, it is the policy of UBSI that no director, officer or other employee of UBSI (or any other person designated as subject to this Policy) who, in the course of working for UBSI, learns of material nonpublic information about a company (1) with which UBSI does business, such as UBSI’s customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

4.2	Definitions

Rule 10b-5 of the Securities and Exchange Commission (SEC) defines “insider” as any director, officer or employee of UBSI or any of its subsidiaries who possess material nonpublic information about UBSI and has a duty to UBSI to keep the information confidential. In addition, family members and friends of directors, officers, or employees as well as professional advisors (e.g. accountants, attorneys, investment bankers and consultants) who receive material nonpublic information about UBSI may be considered “temporary insiders” of UBSI.

Trading in securities while in possession of inside information is not a basis for liability unless the information is “material.” “Material information” is defined as information, both positive and negative, for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that likely would affect the price of a company’s stock.

Information can be material even if it relates to future, speculative or contingent events, and even if it is significant only when considered in combination with publicly available information. While it is not possible to define all categories of material information, the following are some examples of information that ordinarily would be regarded as material:

(i) Financial performance, especially quarterly or year-end earnings and significant changes in financial performance, outlook or liquidity;

(ii) Planned or potential mergers and acquisitions, joint ventures, or the divestiture of significant assets, subsidiaries or business units;

(iii) Developments regarding significant litigation or government agency investigations;

(iv) The existence of severe liquidity problems;

(v) Changes in earnings estimates or unusual gains or losses in major operations;

(vi) Major changes in UBSI’s management or the board of directors;

(vii) Material changes in the dividend policy, the declaration of a stock split or redemption of stock, or an offering of additional securities; or

(ix) A material cybersecurity incident.

The above list of examples of information that ordinarily would be regarded as material is not exhaustive and there could be other information that would be deemed material depending on the facts and circumstances involved. If you have any questions as to whether information is “material”, please contact UBSI’s Chief Financial Officer.

In order for information to qualify as “inside” information it must not only be material it must be “nonpublic”. Nonpublic information is information that has not been generally available to investors.

At such time as material, nonpublic information has been released to the general public, it loses its status as inside information. However, for nonpublic information to become public information it must have been made generally available to the securities marketplace and sufficient time must pass for the information to become available in the market.

To show that “material” information is public, it is generally necessary to point to some fact verifying that the information has become generally available, such as disclosures by filing of a SEC Form 10-Q, Form 10-K, Form 8-K or other report with the SEC, or disclosure by press release to a national business and financial wire service, a national news service or a national newspaper.

UBSI does not consider quarterly and annual earnings results public until two full trading days have elapsed after a press release has been published. Similarly, other material information will not be considered public until the close of market on the second trading day after public release of the information. For earnings results and other material information released to the public prior to the opening of the market on a given date, the date of the release will be considered the first trading day.

4.3	Protection of Material Nonpublic Information

The SEC’s Regulation FD prohibits the selective disclosure of material nonpublic information to securities market professionals and investors who may trade on the basis of the information. Regulation FD requires that any disclosure of material information must be made by simultaneous broad dissemination.

Material nonpublic information (and all other UBSI confidential information) should be communicated only to those who need to know said information for legitimate business purposes, and who are authorized to receive the information in connection with their employment responsibilities.

5.	Additional Rules for Certain Covered Persons

The following additional policies apply to each member of the Board of Directors of UBSI (the “Board”) and those officers of UBSI designed by the Board to be Section 16 officers of UBSI that are subject to the reporting requirements and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC (together referred to as “Section 16 Persons”) and certain additional officers and employees that the Board of UBSI considers, because of their duties, to have regular access to material nonpublic information (“Designated Insiders”, together with Section 16 Persons, “Covered Persons”).

5.1.	Blackout Periods

All Covered Persons are prohibited from trading in UBSI Securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in UBSI Securities is prohibited during the following periods: (i) beginning at the close of the market on the last day of each fiscal quarter and ending after two full trading days have elapsed following the date UBSI publicly releases quarterly or year-end earnings (the date of the release will be considered the first trading day when released prior to the opening of the market on a given date) and (ii) beginning at the opening of the market on the date on which the Audit Committee of UBSI meets to review the Form 10-Q or the Form 10-K and ending after two full trading days have elapsed following the date the Form 10-Q or the Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about UBSI’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding UBSI may be pending and not be publicly disclosed. While such material nonpublic information is pending, UBSI may impose special blackout periods during which Covered Persons are prohibited from trading in UBSI Securities. If UBSI imposes a special blackout period, it will notify the Covered Persons affected.

(c) Approved 10b5-1 Plan. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that meet the following requirements1:

(i) it has been reviewed and approved by the UBSI Treasury Department at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the UBSI Treasury Department at least five days in advance of being entered into);

(ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of UBSI’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii) it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about UBSI; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about UBSI; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v) it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

5.2.	Trading Window

(a) Covered Persons are permitted to trade in UBSI Securities when no blackout period is in effect. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in UBSI Securities until the information has been made publicly available or is no longer material. In addition, UBSI may close this trading window if a special blackout period under Section 5.1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

(b) A gift of UBSI Securities to a family member, charitable organization or any other person (including a transfer to a family trust) should be pre-cleared as described below.

5.3.	Pre-Clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material nonpublic information on a regular basis, UBSI requires all such persons to refrain from trading, even during a trading window under Section 5.2 above, without first pre-clearing all transactions in UBSI Securities.

(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the UBSI Treasury Department. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The UBSI Treasury Department shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked or the Covered Person comes into possession of material nonpublic information before completing the transaction, a grant of permission will normally remain valid until the close of trading five trading days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of a Covered Person should be instructed to send duplicate confirmations of all such transactions to the UBSI Treasury Department. Although pre-clearance is not required for an Approved 10b5-1 Plan once the applicable cooling-off period has expired, Section 16 Persons are still required to ensure trades under the 10b5-1 Plan comply with the short swing profit rules of Section 16 of the Exchange Act.

5.4.	Prohibited Transactions

(a) Covered Persons are prohibited from hedging their ownership of UBSI Securities, including trading in publicly traded options, puts, calls, or other derivative instruments related to UBSI Securities.

(b) Covered Persons are prohibited from, directly or indirectly, pledging UBSI Securities. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interests, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans. All existing pledging arrangements in effect as of February 23, 2015, are grandfathered. Any exceptions to this restriction must be approved by the Chairman of the Governance and Nominating Committee and the Chief Executive Officer.

(c) Although Section 16 Persons are not prohibited from purchasing or selling UBSI Securities within four business days before or four business days after UBSI’s announcement of a repurchase plan or program or the announcement of an increase in the number of UBSI Securities that may be repurchased under an existing repurchase plan or program, UBSI will be required to disclose in an exhibit to its quarterly periodic reports whether any such purchase or sale of UBSI Securities by Section 16 Persons were made during this timeframe.

6.	Monitoring and Reporting

6.1	Reporting

Anyone subject to this Policy who becomes aware of a violation of this Policy should report such violation to his or her supervisor or to the UBSI Treasury Department.

6.2	Penalties for Insider Trading

The purchase or sale of UBSI Securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in UBSI Securities, is prohibited by federal and state law. The SEC researches all suspicious trading and does not consider the volume of the shares traded when pursuing enforcement actions against individuals. Punishment for insider trading violations is severe, and can include criminal prosecution, including imprisonment, and civil actions resulting in disgorgement of profits, fines and damages.

In addition, an individual’s failure to comply with this Policy will result in serious disciplinary action by UBSI, which may include dismissal.

6.3	Application of this Policy Following Termination

This Policy continues to apply to transactions in UBSI Securities even after an employee or officer has terminated employment or a person is no longer serving UBSI as a director or consultant. If such a person is in possession of material nonpublic information when his or her employment or service as a director or consultant terminates, such person may not trade in UBSI Securities until that information has become public or is no longer material.

In all other respects, the procedures set forth in this Policy will cease to apply to transactions in UBSI Securities upon the expiration of any “black-out period” that is applicable to transactions at the time of termination of service.

7.	Effective Date

This Policy is effective upon the documented approval date.

8.	Exceptions

8.1	Transactions under UBSI Plans

The application of this Policy to transactions under UBSI equity plans, including the exercise of stock options, the vesting of restricted stock and transactions under employee benefit plans depends on several factors. Any such transaction must be pre-cleared by the UBSI Treasury Department.

8.2	Transactions under Approved Rule 10b5-1 Plans

The trading restrictions during the black-out periods in Section 5.1 and the pre-clearance requirements in Section 5.3 do not apply to transactions under an Approved 10b5-1 Plan that meets the requirements in Section 5.2.

9.	Inquiries

Any inquiries concerning this Policy should be directed to UBSI’s Treasury Department.

10.	Revision History

The revision history shall be tracked within the Policy Library Software.